Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the Financial Institutions, Inc. 401(k) Plan:

We consent to incorporation by reference in the Registration Statement (File No. 333-87338) on Form S-8 of Financial Institutions, Inc. of our report dated June 19, 2014 with respect to the statements of net assets available for benefits of Financial Institutions, Inc. 401(k) Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule of Assets (Held at End of Year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of Financial Institutions, Inc. 401(k) Plan.

/s/ Bonadio & Co., LLP

Pittsford, New York

June 19, 2014